PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 18, 1998)



[GRAPHIC OMITTED]



                               1,530,419 SHARES





                       INTEGRATED HEALTH SERVICES, INC.



                                 COMMON STOCK

                                --------------


     This document supplements the prospectus dated August 18, 1998 relating to 1,530,419 shares of our common stock. We are not selling any shares; the shareholders named herein are offering their shares. This prospectus supplement is incorporated by reference into the prospectus. All terms used herein shall have the meaning assigned to them in the prospectus.

               OUR NEW YORK STOCK EXCHANGE TRADING SYMBOL -- IHS
                     CLOSING PRICE (MARCH 31, 1999): $5.50

     First Community Care, Inc., one of the selling stockholders named in the prospectus, has distributed 59,376 shares to its former shareholders. This supplement amends the table on page 15 of the prospectus to add those former shareholders as selling stockholders beneficially owning, and offering hereby, a total of 59,376 shares of Common Stock, as described on the following page.

                                --------------


     SEE "RISK FACTORS," WHICH BEGINS ON PAGE 6 OF THIS PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.



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Neither  the  Securities  and  Exchange  Commission  nor  any  state  securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 1, 1999

                                                           SHARES OF                  SHARES OF
                                                         COMMON STOCK                COMMON STOCK
                                                         BENEFICIALLY                BENEFICIALLY
                                                          OWNED PRIOR     SHARES     OWNED AFTER
                                                          TO OFFERING   BEING SOLD     OFFERING
                                                        -------------- ------------ -------------
FIRST COMMUNITY CARE, INC. (3)
 Aaron Bowser .........................................        232           152           80
 Gary Colella .........................................      2,779         1,821          958
 Dacian Connell .......................................      1,696         1,111          585
 James Connell ........................................     12,107         7,932        4,175
 Maurice Jack Connell .................................      9,204         6,030        3,174
 Peter Cummiskey ......................................      7,830         5,130        2,700
 Francis Fermoile .....................................      3,114         2,040        1,074
 Elizabeth Fox ........................................      1,696         1,111          585
   Under Uniform Gifts
   To Minors
 Emily Fox ............................................      1,696         1,111          585
   Under Uniform Gifts
   To Minors
 Patricia Connell Fox .................................     12,305         8,062        4,243
 Gregory Guay .........................................      4,832         3,166        1,666
 Richard Keilman ......................................        175           115           60
 John Koss ............................................        175           115           60
 Joan M. Myers ........................................        175           115           60
 George Navik .........................................        175           115           60
 Peter Parisi .........................................        175           115           60
 Maureen DaCosta Redmond ..............................     12,107         7,932        4,175
 Zebadiah Redmond .....................................      1,696         1,111          585
 Joann Shaw Smith and James M. Shaw, Joint Tenants with
   Rights of Survivorship .............................      1,105           724          381
 Constance Verity .....................................        350           229          121
 David Verity .........................................      7,830         5,130        2,700
 Betty Watts ..........................................        232           152           80
 Richard J. Wilwohl ...................................      3,178         2,082        1,096
 John Young ...........................................      5,763         3,775        1,988





----------
(3) Information as of November 25, 1998. The shares of Common Stock offered hereby represent shares received in connection with our acquisition of substantially all the assets of First Community Care, Inc. pursuant to an Agreement for Sale and Purchase of Assets and Restrictive Covenants dated as of April 29, 1998.



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